Exhibit 10

AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

AND

SEVERANCE AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT AND SEVERANCE AGREEMENT (“Amendment”) is made and entered into as of the 28th day of December, 2009, by and between Acuity Specialty Products, Inc. and its parent, Zep Inc. (collectively, the “Company”), and John K. Morgan (“Executive”).

WHEREAS, Acuity Brands, Inc. and Executive previously entered into that certain Amended and Restated Change in Control Agreement, dated as of April 21, 2006, which agreement was amended on July 23, 2007, and October 13, 2009 (“Change in Control Agreement”); and

WHEREAS, Acuity Brands, Inc. and Executive previously entered into that certain Amended and Restated Severance Agreement, dated as of August 1, 2005, which agreement was amended on April 21, 2006, July 23, 2007, and October 13, 2009 (“Severance Agreement”); and

WHEREAS, effective on or about October 31, 2007, the Company became the successor to Acuity Brands, Inc. and assumed the Change in Control Agreement and the Severance Agreement; and

WHEREAS, the parties now wish to amend the Change in Control Agreement and the Severance Agreement in certain respects as set forth herein.

NOW, THEREFORE, the Change in Control Agreement and the Severance Agreement are hereby amended as follows:

1. Amendment of Change in Control Agreement - Termination of Employment Prior to Change in Control. The Change in Control Agreement is hereby amended by inserting the following language as the second sentence of Section 3.2 of the Change in Control Agreement to replace language which was inadvertently excluded in the amendment to the Change in Control Agreement dated October 13, 2009:

“If a Change in Control occurs after the Executive’s employment with the Company is terminated and the Executive reasonably demonstrates that such termination (a) was at the request of a Third Party (as defined herein) or (b) otherwise occurred in connection with, or in anticipation of, the Change in Control (including, without limitation, during a Threatened Change in Control Period with respect to such Change in Control), then the Executive shall be entitled to the compensation and benefits described in Article 3, provided that for purposes of determining the timing of any payments thereunder, the date of the Change in Control shall be substituted for the Executive’s Termination Date.”

2. Amendment of Severance Agreement - Severance Payment. The Severance Agreement is hereby amended by deleting Section 4.2 of the Severance Agreement in its entirety and replacing it with the following language:

“Upon the Executive’s termination of employment, he shall have no rights under the Company’s annual incentive plan to any annual incentive bonus that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Termination occurs. Executive shall be entitled to an amount equal to 170 percent of his Base Salary to be paid in a single lump sum within ten (10) days following Executive’s Date of Termination.”

3. Except as expressly amended hereby, the Change in Control Agreement and the Severance Agreement, as heretofore amended, shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ZEP INC.

By:	/s/ Robert P. Collins

ACUITY SPECIALTY PRODUCTS, INC.

By:	/s/ Robert P. Collins

/s/ John K. Morgan
JOHN K. MORGAN

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